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                                                                    EXHIBIT 10.2



                         [PET QUARTERS, INC. LETTERHEAD]



                                October __, 2000



AMRO International, S.A.
c/o UltraFinanz AG
Grossmuensterplatz 6
Zurich CH-8022 Switzerland
Attn:  H.U. Bachofen



         Re: Second Amendment to Loan Agreement and First Amendment to Common Stock and Warrants Purchase Agreement



Gentlemen:



                  Reference is made to that certain Loan Agreement (the "Loan Agreement"), dated May 2, 2000, between Pet Quarters, Inc. (the "Company") and AMRO International, S.A. (the "Purchaser") and that certain Common Stock and Warrants Purchase Agreement (the "Stock Agreement"), dated February 23, 2000, between the Company and the Purchaser. Paragraph 4 of the Convertible Debenture, as currently constituted, requires the Company to pay the entire unpaid balance of the Convertible Debenture plus any accrued but unpaid interest thereon on November 5, 2000 (the "Maturity Date"). The Company anticipates the need to extend the Maturity Date an additional six (6) months. Therefore, the Company wishes to amend the Loan Agreement to extend the Maturity Date to May 5, 2001.



                  In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to:



                  (i) amend the definition of Maturity Date in the Convertible Debenture to be May 5, 2001.



                  (ii) restate Paragraph 3 of the Convertible Debenture, in its entirety, as follows:



                  3. The Holder of this Debenture is entitled, at its option, to convert on any business day commencing on the date hereof, the principal amount of this Debenture or any portion thereof and, at the Holder's election, any accrued but unpaid interest, into shares of Common Stock of the Company ("Conversion Shares") at a conversion price for each share of Common Stock equal to, at the Holder's election and if applicable, (i) $1.00, subject to adjustment for any stock splits, reverse stock splits or the like effected after the date hereof and subject to adjustment pursuant to Section 6 of the Loan Agreement, or
         (ii) at any time after the Company does not use at least 50% of the net proceeds of any subsequent equity financing (except for a private placement of equity


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         securities of the Borrower by or through Keane Securities Co., Inc. to be closed on or about May 8, 2000 or any other equity financing by the Holder) to redeem this Debenture, the average of the lowest three (3) closing bid prices of the Company's Common Stock during the 22 business days prior to the business day on which the notice of conversion is transmitted to the Holder ("Conversion Price"). The minimum conversion amount per Notice of Conversion (as defined below) shall not be less than $50,000, unless the principal amount outstanding is less than $50,000.



                  (iii) amend the Exercise Price of the Warrant, Exhibit C to the Stock Agreement, to be $1.00.



                  (iv) amend the Exercise Price of the Warrant, Exhibit A to the Amendment to Loan Agreement, to be $1.00.



                  All terms used but not defined in this letter shall have the meanings set forth in the Loan Agreement or the Stock Agreement.


                  If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                          Very truly yours,

                                          PET QUARTERS, INC.


                                          By:
                                             -----------------------------------
                                             Steven Dempsey, President



ACCEPTED AND AGREED TO:



AMRO INTERNATIONAL, S.A.



By:
   ----------------------------------
   H.U. Bachofen, Director